Exhibit 99.2

Note: Readers should refer to the audio replays, when available, on our website (www.smtc.com) for clarification and accuracy.

Fourth Quarter and Fiscal Year 2018

Conference Call Prepared Remarks

Operator

Good day, ladies and gentlemen, and welcome to the SMTC Fourth Quarter and Fiscal Year 2018 Earnings Call. (Operator Instructions) As a reminder, this conference call will be recorded.

I would now like to introduce your host for today's conference, Mr. Blair McInnis, Vice President of Finance. You may begin.

Blair McInnis

Thank you. Before we begin the call, I'd like to remind everybody that the presentation will include statements about expected future events and financial results that are forward-looking in nature and subject to risks and uncertainties. The company cautions that actual performance will be affected by a number of factors, many of which are beyond the company's control, and that future events and results may vary substantially from what the company currently foresees. Discussion of the various factors that may affect future results is contained in the company's annual report on Form 10-K, on form 10-Q, and subsequent reports on Form 8-K and other filings with the Securities and Exchange Commission. All forward-looking statements are made as of the date of this call. And except as required by law, we do not intend to update this information. This conference call will also be available for audio replay in the Investor Relations section of SMTC's website at www.smtc.com.

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SMTC will be participating at the 31st Annual ROTH Conference next week, March 18th- 19th , in Dana Point, California. Information about this event has been posted on the Investor Relations section of our website.

I will now pass the call over to Eddie Smith, the company's President and Chief Executive Officer.

Edward J. Smith

Thank you, Blair. Welcome, and good morning. Ladies and gentlemen, I'm Eddie Smith, SMTC's President and Chief Executive Officer. On this call with me today is Richard Fitzgerald, our Chief Operating Officer and Steve Waszak SMTC's Chief Financial Officer.

I am pleased to report that we continued to execute throughout 2018 and we closed the year, as SMTC stand-alone, with robust increases in sales, margins, and cash flow, exceeding the targets indicated by our business plan and our guidance provided during 2H 2018. Perhaps as important, was the transformative acquisition of MC Assembly during the 4th quarter of 2018. It’s hard to believe that was just about 120 days ago, and I am pleased to report the integration of MC Assembly is proceeding well and has put us on a path to enhanced growth within important end-markets.

Let me quickly review results we announced after the close of the market yesterday:

•	For the fourth quarter, including MC’s operations for the 52 days following the closing the acquisition, we reported $80.9 million in revenue, up 109.3% from the comparable quarter last year and 50.6% from the prior quarter. For SMTC stand-alone, without the contribution from MC Assembly, revenue in Q4 2018 was $57.3 million compared to $38.6 million in Q4 2017, an increase of 48.4 % over the prior year and 6.7% over the prior quarter.

•	Our Q4 stand-alone revenue exceeded the high end of our prior guidance issued back on July 23rd and the midpoint of the guidance range for Q4 of $49.5 million by 16%.

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•	Now, going back, to including MC’s operations in 2018 following the closed of the acquisition announced on November 9th:

•	Our Q4 gross margin was 10.3% compared to 7.5% in the same quarter a year ago.

•	Our fourth quarter Adjusted EBITDA was $5.3 million, which represents a $4.1 million improvement compared to $1.2 million in the fourth quarter of 2017.

•	We reported a net loss of $(1.2) million or $(0.05) per share, compared to a net loss of $(0.9) million or $(0.05) per share reported in the fourth quarter of 2017. Adjusting for merger and acquisition costs of $1.7 million, Adjusted Net Income was $0.5 million, or $0.02 per share compared to a loss of $(0.9) million in the fourth quarter of 2017, an improvement of $1.4 million.

For the full year:

•	Our revenue increased 55.2% to $216.1 million, compared to $139.2 million in fiscal 2017, with $23.5 million attributable to the November 2018 acquisition of MC Assembly. Excluding the revenue contribution from MC Assembly, our SMTC stand-alone revenue grew by 38.4% for the full year.

•	On a proforma basis, assuming MC Assembly had been part of SMTC for 12 months in 2018 and 2017, the combined revenue of both SMTC and MC in 2018 would have been $342.8 million, up 18.8% from $288.5 million in 2017. We have added a proforma P&L for what a combined company would have looked like on today’s conference call webcast page on our IR website as supplemental information to better understand our business. The same P&L also appears on our updated IR slide deck which has been posted on our website.

•	Our gross margin for 2018 was 10.0%, an increase from the 7.8% of revenue reported in 2017.

•	We reported net loss of $(0.4) million or $(0.02) per share, which represents a $7.4 million improvement, compared to a net loss of $(7.8) million or $(0.48) per share reported in fiscal 2017. Adjusting for merger and acquisition costs of $1.7 million, Adjusted Net Income was $1.3 million, or $0.07 per share for 2018 compared to a loss of $(7.8) million in 2017, an improvement of $9.1 million

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•	Adjusted EBITDA was $10.2 million for 2018, which represents a $11.7 million improvement compared to a negative $1.5 million in fiscal 2017.

While the numbers indicate a significant improvement over the prior year, they do not fully tell the story of the profound changes that have taken place at SMTC over the past year.

Let me mention just a few of those changes:

•	First, we strengthened the team. Key to any successful company is having a proven management team that is capable, experienced, with the right industry relationships, and can work well together in calm waters and with success when presented with challenges. During the past year, I have assembled a leadership team at SMTC with whom I worked in the past at Avnet and elsewhere where we built a multibillion company and/or at SMTEK where we significantly increased the enterprise value before selling the company, to now include a new COO, CFO, global supply chain leader and head of marketing and sales.

•	Second, we stabilized and then expanded business with existing customers and won business with 12 new SMTC customers, while MC Assembly added another 10 new customers they secured in 2018, by instilling a customer-driven culture, taking the time to understand our customers businesses and needs and then working to deliver on what we promised……..admittedly a work-in-progress!

•	Third, we made pursuit of operational excellence in every aspect of our business our mantra. Included in our investor slide presentation is a series of graphs that indicate our performance relative to our peers for revenue, gross profit, net income, and Adjusted EBITDA. Our performance over the past year shows improvement on each metric, as we continue to strive to be the market-segment leader in each category. I have often said that we want to be the best at SMTC, and we manage with this in mind every day.

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With that said, I'll now hand the call over to Steve to review SMTC’s Q4 financial details, and then come back with some additional comments. Steve……

Steve Waszak

Thank you, Eddie, and good morning, everyone. I want to thank our long-time shareholders for your continued support and confidence and welcome all of those shareholders who are new to SMTC Corporation. Thank you for joining us this morning.

As you may have seen, the company will our Form 10-K for 2018 and Proxy within the next 24 hours. Our Annual Shareholder meeting has been set at May 9, 2019, with a Record date set at March 27, 2019, to be held at our facility in Melbourne Florida.

Eddie has commented this morning on our Q4 and full year 2018 results, both when including MC’s operations since closing the acquisition in November 2018, with SMTC as a stand-alone entity.

My comments will primarily address results including MC’s operations for the period following the acquisition in November.

Revenue for the fourth quarter was $80.9 million compared to $38.6 million for the same quarter in 2017. ($0.2) million of the revenue reported in Q4 2018 was due to the impact of a new revenue accounting recognition standard, ASC 606. The remainder of our 109.3% same quarter year-over-year growth in revenue was the fueled by organic growth at SMTC plus $23.5 million coming from MC Assembly customers during the 52 days we owned MC Assembly. In Q4 2018 No customers represented 10% of total revenue.

For the full year, total revenue increased by $76.9 million or 55.2% in 2018, to $216.1 million, compared to $139.2 million in 2017, with MC Assembly contributing 30.5% of our year over year increase. The impact of the adoption of ASC 606 accounted for 2% of the year-over-year increase. We saw growth in all the industry sectors we targeted, with the biggest dollar gains coming from customers in the test and measurement, industry, power and technology, medical and telecom, networking and communication sectors.

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Gross profit for the fourth quarter was $8.3 million or 10.3% of revenue compared to $2.9 million or 7.5% of revenues in the same quarter in 2017. Adjusted gross profit in the fourth quarter, which excludes the impact of unrealized foreign exchange gains or losses, was $8.3 million or 10.2% as a percentage of revenues compared to $3.4 million or 8.9% the same quarter in 2017.

For the full year, gross profit increased to $21.9 million in 2018 from $10.8 million in 2017. Gross margin percentage increased to 10.1% in 2018 compared to 7.8% in the prior year. When excluding the impact of the unrealized foreign exchange gains on unsettled forward contracts, the adjusted gross margin percentage increased to 10.0% in 2018 up from 7.1% in the prior year. This increase in gross profit was primarily the result of increased revenues, impacting the Company’s ability to cover variable and fixed overhead costs in addition to improved product mix resulting in increased margins.

Operating expenses, which is comprised of selling, administrative and general costs, were $7.3 million in Q4 2018, $4.2 million higher than the $3.1 million recorded in the same quarter of 2017 of which $1.7 million were acquisitions and merger expenses.

For the full year, operating expenses increased to $18.2 million in 2018 from $14.0 million in 2017. However, these expenses decreased to 8.4% of revenue in 2018 down from 10.0% of revenue in 2017. The year-over-year dollar increase was related increased primarily to the acquisition of MC Assembly.

The company reported a net loss of $(1.2) million in the fourth quarter. In comparison, the company reported a net loss of $(904) thousand in the same period a year ago. As Eddie mention, excluding the fourth quarter merger and acquisition expenses associated with MC Assembly transaction, adjusted net income was $0.5 million, or $0.02 per share compared to a loss of $(0.9) million in the fourth quarter of 2017, an improvement of $1.4 million.

Adjusted EBITDA was $5.3 million in the fourth quarter of 2018 compared to a $2.4 million in the same quarter a year ago. This increase in the fourth quarter Adjusted EBITDA compared to the same period in the prior year was due to higher gross margins and on higher revenue. For the full year, Adjusted EBITDA at $10.3 million, represented an improvement of $11.8 million, primarily driven by the increased revenue, ability to cover our fixed costs and the additional incremental provisions and impairment charges incurred in the prior year.

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Now before I return the call back to Eddie, I'll comment on a few balance sheet items and provide guidance for the first quarter.

At the end of the fourth quarter, we had

•	$1.6 million in cash;

•	Net Debt at the end of the year was $92.3 million compared to $14.7 million at the end of 2017 with the increase primarily due to $68.0 million of term debt and assumed capital leases incurred related to the acquisition of MC Assembly. At the end of the year we had $14.0 of funds available to borrow under our revolving credit line with PNC;

•	$2.5 million was utilized in cash flows from operations in the quarter, primarily to support working capital growth for accounts receivable and inventory for support expanding revenues in the current quarter and future quarters;

•	Our cash-to-cash cycle was 67 days as compared with 64 days at December 31, 2017, with DSO of 65 days and DPO of 79days;

•	And Inventory turnover on annualized basis was 4.4 times for the fourth quarter 2018.

With strong cash flows and improving our cash-to-cash cycle with working-capital efficiencies, particularly as integration synergies are realized through the year, we are committed to deleveraging our balance sheet which is a priority for us. A key in balancing my focus is to align financial capacity for the continued growth as Eddie mentions from combining MC with SMTC.

As Eddie mentioned, we continue see strong demand from our customers in the first quarter of 2019. We currently expect revenue for the first quarter to range between $96 million to $100 million and we expect Adjusted EBITDA to range between $5.3 million and $5.8 million, continuing our expansion of EBITDA to approximately 5.5% as % of revenues.

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For the full year 2019, we expect now to see accelerating revenues (over 2018 levels).

Now I'd like to hand the call back to Eddie to provide some additional comments before we open for questions.

Edward J. Smith

Thanks, Steve.

To summarize, we remain on track with our business plans. Our integration of MC Assembly is proceeding well, and we believe, has significantly enhanced our capabilities and is enabling SMTC to even better serve our growing base of customers while positioning SMTC for an even faster and more profitable growth trajectory. As I look ahead, we are committed to deleveraging our balance sheet, achieving industry leading performance metrics and growing our business to become the Tier III EMS market-segment leader.

I look forward to updating you on our progress on future earnings call as we make SMTC an even stronger company that delights its customers with superior service and rewards its stockholders with enhanced shareholder value and takes care of its employees.

With that, let's take questions from those on the call today.

Q&A

Eddie Smith

Thank you, operator.

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In closing, I want to thank our employees that have had a challenging year with growth of 40-50%. I want to thank the employees that have joined SMTC from MC, leadership team, business partners, distributors and our investors for their support and look forward to reporting our progress to our various stakeholders over the next several quarters. Thank you all for joining our conference call.

Operator

The conference has now concluded. Thank you for attending today's presentation. You may now disconnect.

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